Exhibit 10.1
EC April 22, 2010
FINANCING AND SERVICE AGREEMENT
(AND MASTER INSTRUMENT OF PLEDGE)
CONFIDENTIAL ARRANGEMENT WITH FINANCING
THE UNDERSIGNED:
1.
The private company with limited liability Constar International Holland (Plastics) B.V. (Company number 09046375), incorporated and existing under the laws of the Netherlands, with its registered office at Didam and its principal place of business in (6902 PA) Zevenaar at Hengelder 42, further also referred to as “Client”;

2.
The private company with limited liability ING Commercial Finance B.V. (Company number 30201094), incorporated and existing under the laws of the Netherlands, with its registered office at Amsterdam and its principal place of business in (3981 AZ) Bunnik, Runnenburg 30, further also referred to as “ING ComFin”;

WHEREAS:
(i)
ING ComFin is prepared, under the terms and conditions as set out in this Financing and Service Agreement (“FSA”), to provide the following services to Client in respect of Receivables, in so far as these Receivables result from Client’s ordinary course of business;

•	to provide credit in the form of advance financing on Approved Receivables (“Advance Financing”);

•	to determine Advisory Limits at Client’s request; and

•	to perform legal debt collection services (“Legal Collection”) on the basis of a so-called confidential arrangement at Client’s request;
(ii)	ING ComFin wishes to acquire a right of pledge in respect of all Receivables as security for Client’s payment obligations under this FSA.
DECLARE THAT THEY HAVE AGREED AS FOLLOWS:
Article 1. Applicability of General Terms and Conditions
1.1
The general terms and conditions attached hereto as Annex 1 (the “General Terms and Conditions”), are applicable to this FSA and all agreements resulting from or in connection with the same if and in so far as not provided otherwise in this FSA.

1.2	Client states that it has received a copy of the General Terms and Conditions prior to the signing of the FSA and that it has taken cognizance of, and agrees to, its contents.
Article 2. Definitions
2.1	All terms beginning with a capital letter and not otherwise defined in this FSA are defined in the General Terms and Conditions.
Article 3. Several liability
3.1	[INTENTIONALLY DELETED]
ADVANCE FINANCING
Article 4. Advance Financing
4.1
Subject to the terms and conditions set forth herein, ING ComFin is willing to provide Advance Financing to Client with respect to any Approved Receivable, at Client’s request, in an amount up to the Maximum Advance Financing Percentage of the face amount of such Approved Receivable with due observance of the provisions set out in Article 14. ING ComFin has

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the right to alter the maximum Advance Financing percentage, the possible maximum Advance Financing amount, and the Advance Financing term unilaterally or to impose a maximum Advance Financing amount in the event that, in the opinion of ING ComFin, the risk of non-repayment of the advances by Client or a different development should give rise to this. Any such decision shall be announced in writing and shall be effective within 30 days after the date of the announcement. Within a term of 20 days after the date of this announcement, Client may give written notice to ING ComFin that it does not accept the unilateral decision of ING ComFin and therefore terminates this FSA with ING ComFin in which event Client will have to repay in full all that is outstanding under all agreements between ING ComFin and the Client within 90 days after the date of the announcement after which these agreements are terminated. In the event of termination of this FSA by Client as provided in this Article 4.1, (i) the announced unilateral decision of ING ComFin shall not be effectuated during the notice term unless there is a compelling reason for ING ComFin to effectuate such decision without further delay and (ii) Article 17.4 of the General Terms and Conditions shall not be applicable. These same procedures will apply if ING ComFin changes other fees and terms pursuant to the FSA or the General Terms and Conditions.

4.2	ING ComFin shall at all times be entitled to exclude Receivables from any Advance Financing, or to limit advances, in accordance with the terms of Article 4.4.
No rights can be derived from any granted advances for specific Receivables with regard to advances in the future for Receivables on the same Debtors.
4.3
ING ComFin will not grant advances to Client if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions. In the event that ING ComFin excludes Receivables from Advance Financing or limits the advances in accordance with this FSA, this does not affect Client’s obligations, including the obligation to pledge all of its Receivables.

4.4	ING ComFin shall not be obligated hereunder to grant advances for:
(a)	Receivables that cannot be considered to belong to Client’s ordinary course of business which shall be deemed to include sales of barrier materials;
(b)	Receivables in respect of a natural person, who is not acting in the conduct of a profession or business;
(c)
Receivables arising from (i) cash or cash on delivery transactions, (ii) sales on consignment, (iii) contracts with invoicing whereby the payment is required to be made completely or partially in advance, or in installments, or (iv) contracts invoiced with an Invoice Date set in the future (also referred to as: value date invoicing);

(d)	Receivables in respect of a (legal) person or company, which is an Affiliate of Client;
(e)
Receivables with a Term of Payment that exceeds the Maximum Term of Payment set forth in Article 15.9 or that have already been outstanding for longer than the Arrears Period set forth in this FSA or against whom ING ComFin or a third party is already carrying out (legal) collection services pursuant to Article 10;

(f)	Receivables in respect of which a Dispute exists or for which the Debtor could, in a legally valid manner, rely on setoff;

(g)	Receivables in respect of a Debtor who does not meet the creditworthiness;
(h)
Receivables in respect of one specific Debtor and in respect of parties that are Affiliates of this Debtor, which – within the total of the outstanding Receivables — form a concentration that exceeds the Maximum Concentration Percentage set forth in Article 15;

(i)	Receivables for which other reasons or circumstances exist that, in the opinion of ING ComFin, could result in a risk of non-payment or that could influence the indebtedness of these Receivables.
4.5
Client undertakes not to make any use of the advances granted by ING ComFin other than for carrying out its ordinary business activities and not to withdraw these monies from the business operation. In deviation of the previous sentence, Client will be entitled to use the advances granted by ING ComFin for loans provided that (i) the borrower is an Affiliate group company, (ii) the solvency covenant agreed between the Client and ING ComFin in the credit facility offer letter of October 15, 2009, is not breached and will not be breached as a consequence of such loan, (iii) the Client forthwith sends copies of all relevant loan documentation and subsequent amendments thereof, and (iv) the Client informs ING ComFin from time to time, and on ING ComFin’s first request, on amounts outstanding as loans to Affiliate group companies. ING ComFin declares to be aware that any present and (possibly) future loan made available by the Client to the Affiliate group company in the United Kingdom, and any security interest granted under the FSA or the General Terms and Conditions, is subordinated to any claim that the lender may have against Client or that Affiliate group company in the United Kingdom, in connection with the 2009 revolving credit agreement as it may be refinanced of amended from time to time

4.6
ING ComFin shall not grant advances for Receivables against an entity which is located in, or otherwise having a specific connection with, one of the countries listed in Creditview as riskcountries with non-financeable Debtors. Client shall not submit Receivables against such Debtors for financing and these Receivables are considered not being pledged to ING ComFin. Client shall ensure that data with respect to these Receivables will not be included in the periodic delivery of turnover data to ING ComFin. If a payment is received into the Collection Account made by a party located in one of the countries

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mentioned in Creditview as riskcountries with non-financeable Debtors, ING ComFin will be authorised to process this payment according to its own reasonable judgement, for instance by paying back this payment.

Article 5. Repayment of monies advanced
5.1	An Approved Receivable no longer qualifies as such in the event that:
(a)	either the Advance Financing Term or the Arrears Period has expired;

(b)	it is established afterwards that this concerns a Receivable listed in Article 4.4 at the time the advance was granted.
5.2
In the event that the Receivable is no longer an Approved Receivable pursuant to Article 5.1, an advance granted by ING ComFin to Client becomes immediately due and payable and Client must repay this advance to ING ComFin without delay.

5.3
All amounts, which ING ComFin receives from Debtors, will be setoff by ING ComFin against the advances that it has made to Client. ING ComFin also has the right to setoff other advances, which it has made to Client and which have become due and payable, against amounts received from Debtors.

Article 6. Determining the Credit at the disposal of the Client
6.1	The outstanding amount at the disposal of the Client is the balance of:
(a)	the Approved Receivables multiplied by the Maximum Advance Financing Percentage

(b)	[INTENTIONALLY DELETED]
(c)	amounts withdrawn by Client or paid by ING ComFin to third parties on the Client’s instructions; minus
(d)	the interest, commission, and fees payable by Client to ING ComFin hereunder;

(e)	the amounts that ING ComFin has received from Client or from Debtors
(f)	any blocked amounts imposed by ING ComFin, for example, in connection with guarantees that have been issued (including letters of intent) and letters of credit; and

(g)	other amounts that are to be settled.
6.2	The Credit at the disposal of the Client shall always be apparent from the statements which ING ComFin provides to the client.
Article 7. The Client’s obligations in its relationship with Debtors
7.1	Client is required to send the invoice in respect of a Receivable to the Debtor before it presents this invoice to ING ComFin for Advance Financing.
7.2	Client undertakes to include the following information in each invoice and in all other relevant communications:
(a)	the applicability of its general terms and conditions;

(b)	the Term of Payment;

(c)	the Collection Account;
(d)	that the Debtor can only be discharged of its obligation by paying into the Collection Account.
7.3
For each agreement entered into with a Debtor, Client is obliged to declare general terms and conditions applicable substantially in the form attached hereto as Annex 2 or that have otherwise been approved by ING ComFin in advance and, furthermore, Client is required to explicitly exclude the applicability of any terms and conditions of the Debtor. To satisfy the foregoing, Client is obliged to in as much as commercially possible to at least include in its general terms and conditions (governing delivery and payment), or in the agreement with the Debtor, provisions regarding:

(a)
the retention of title to the moveable property that has been delivered to the Debtor until the time that the Debtor has paid all the invoiced amounts in full in respect of this moveable property and/or in respect of other deliveries and/or services;

(b)	a prohibition on the setoff of invoiced amounts against any claim that the Debtor has on Client;

(c)	the ultimate date within which the Debtor must lodge a written complaint;

(d)	the charge-on of extrajudicial and judicial collection costs to the Debtor; and

(e)	the applicability of Dutch law and the competence of the Dutch Court.
7.4
Client shall report to ING ComFin without any delay any payments received from Debtors that do not take place by means of payment into the Collection Account and Client shall pay all amounts thus received to ING ComFin forthwith.

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7.5
Client is obliged, both at the time of the Advance Financing request as well as after the advance has been granted, to inform ING ComFin of all facts and circumstances, which are known to Client or become known to Client and which can be of importance in assessing the creditworthiness of the Debtor, the indebtedness of Receivables, the payment of Receivables or otherwise the solvency of the Receivables and or the Debtor (including in any case the possibility or the existence of a Dispute).

ADVISORY LIMITS
Article 8. Advisory Limits [INTENTIONALLY DELETED]
(LEGAL) COLLECTION
Article 9. Credit Management
9.1	Client shall carry out the Credit Management.
In this context, Client shall at least once a week or, if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions, that much more often as required by ING ComFin, provide a list of Debtors with the following information to ING ComFin (through Creditview):
(a)	identification of outstanding Receivables, the age of the Receivables and credit notes that have been sent; and

(b)	the (portion of) Receivables that are or have become the subject of a Dispute.
9.2	The Credit Management also includes the procedure in connection with demanding payment, which will be carried out by Client in consultation with ING ComFin.
9.3.
ING ComFin is entitled to the Credit Management to the exclusion of Client and for the account of Client, in the event that in the opinion of ING ComFin Client fails in a good Credit Management or the risk of non-repayment of the advances.

Article 10. Legal collection services [INTENTIONALLY DELETED]
Article 11. Costs of legal collection services [INTENTIONALLY DELETED]
MISCELLANOUS
Article 12. Other Expenses
12.1
Other expenses in connection with the establishment and the performance of the FSA are included in Article 15. In addition, the fees for standard cost items apply as listed in the Standard Fee Schedule.

Client will have to provide ING ComFin with copies of its agreements between Client and Debtors (i) Gerolsteiner, (ii) Coca-Cola Enterprises and (iii) Americhem, in order for ING ComFin to determine if, and if so, against which Maximum Advance Financing Percentage, ING ComFin can grant advances to Client against this Debtors.
Article 13. Debtor Balance Account and Reserve Account
13.1	ING ComFin shall maintain a so-called “Debtor Balance Account” and a “Reserve Account” in its books on an internal client number for Client.
13.2
The Debtor Balance Account shows the balance of all (both Approved and not Approved) outstanding Receivables that have been pledged to ING ComFin by Client in detailed Specifications of Pledged Receivables. Payments of Receivables are credited on the Debtor Balance Account upon receipt.

13.3	The Reserve Account shows the difference between the balance on the Debtor Balance Account and the Advance Financing Balance.
13.4
ING ComFin shall debit or credit any settlement difference in connection with the payment of a specific Receivable (whether or not the result of payment in foreign currency) of less than an amount of EUR 25 to the Reserve Account.

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13.5	ING ComFin shall send statements to Client on a weekly basis detailing the transactions on these accounts.
PLEDGE
Article 14. Pledge of Receivables
14.1
Client hereby pledges (in advance) all Receivables (other than intercompany receivables) to ING ComFin that arise from legal relationships existing at the time of the establishment of the right of pledge. Client hereby undertakes vis-à-vis ING ComFin to establish at the first opportunity a (undisclosed) first priority right of pledge on all Receivables for the benefit of ING ComFin.

14.2
The rights of pledge are established as collateral for (i) the fulfillment of Client’s obligations to repay the amounts made available under this FSA or the Agreement on stock financing and financing of acquisition of goods or any other agreement between Client and ING ComFin (“Principal Amount”) and (ii) the fulfillment of Client’s other obligations under this FSA or the Agreement on stock financing and financing of acquisition of goods or under any other agreements between Client and ING ComFin such as interests, costs, fees, indemnifications and all other amounts that Client owes or at any time shall owe to ING ComFin (“Interests, Fees and Costs”). Any amounts received by foreclosing this collateral shall first be considered to repay the Principal Amount and subsequently to pay Interests, Fees and Costs. In case of foreclosure of this collateral, the remaining collateral after repayment of the Principal Amount in full shall secure the fulfillment of Interests, Fees and Costs up to a maximum of USD 1,000,000.-.

14.3
Client hereby authorizes ING ComFin to pledge all Receivables on behalf of Client to ING ComFin at any time that ING ComFin requires, which pledge will serve as collateral within the meaning of Articles 14.1 and 14.2. This authorization includes the power granted to ING ComFin to perform all activities in the name of Client that are necessary for signing the Specifications of Pledged Receivables, the registration of the deeds of pledge with the Tax and Customs Administration, the execution of notarial deeds or the notifications to Debtors. This authorization is granted with the power of attorney. Client undertakes (in so far as required by law) on ING ComFin’s first demand to sign all necessary documents for the execution of the aforementioned notarial deeds.

14.4
Client undertakes vis-à-vis ING ComFin to send a Specification of Pledged Receivables substantially to ING ComFin on a weekly basis or, if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions, on a more frequent basis if so requested by ING ComFin. It is only with ING ComFin’s written permission that Client may possibly deviate from this frequency. A model of the Specification of Pledged Receivables is attached hereto as Annex 4. In recognition of the fact that the model is a standard form used by ING, parties hereby expressly confirm that they do not wish to deviate from this FSA. Should an inconsistency exist between the Specification of Pledged Receivables and this FSA, this FSA will prevail. More in particular and notwithstanding article (c) of the Specification of Pledged Receivables, it is understood – as agreed in article 14.1 — that Client shall not pledge its intercompany receivables. In addition to this the power of attorney as mentioned in article 6 of the Specification of Pledged Receivables will be valid until all lending agreements between ING ComFin and Client have been terminated and all amounts owing to ING ComFin under such agreements have been paid.

14.5	Each Specification of Pledged Receivables must be correctly and completely filled in by Client and must be duly signed by Client or its authorized representative.
14.6
Client is obliged to send the Specification of Pledged Receivables preferably electronically and to include copies of invoices, any credit notes, as well as specifications in connection therewith (such as computer printouts, debtor lists, and/or invoice lists). Client is furthermore obliged to provide the additional information hereto with regard to the Receivables referred to in the Specification of Pledged Receivables on ING ComFin’s first demand.

14.7
ING ComFin shall submit the Specification of Pledged Receivables to the Tax and Customs Administration for registration or have the specification executed by a civil-law notary, this at the discretion of ING ComFin.

14.8
Client shall not sell or dispose of the Receivables to any third party nor encumber them with any restricted rights for the benefit of a third party, including the right of pledge. Client shall not enter into an agreement with any third party, in which Client enters into the obligation to carry out such a juristic act, without ING ComFin’s prior written consent. Client hereby declares that, at the time of the signing of this FSA, no agreement exists with any third party by virtue of which Client has entered into the obligation in respect of a third party to perform such a juristic act or by virtue of which Client is not at liberty to enter into this FSA with ING ComFin and to pledge Receivables to ING ComFin by virtue thereof.

14.9
Client is obliged, upon receipt, to immediately send to ING ComFin all drafted and/or issued bills of exchange, checks or other payment orders or bearer checks in respect of the Receivables, which have been pledged (or shall be pledged) to ING

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ComFin to the extent of any Advance Financing Balance. In the event that Client is named on the bill of exchange, check or other instrument as the party to whom the payment must be made, Client is obliged to name ING ComFin as beneficiary or to endorse the instrument to ING ComFin to the extent of any Advance Financing Balance. Client authorizes ING ComFin, should the situation arise, to sign and to endorse such checks, bills of exchange and other instruments to ING ComFin to the extent necessary to carry out the immediately preceding sentence. Client indemnifies ING ComFin, should the situation arise, against all claims of third parties resulting from the aforementioned signing and/or endorsing.

14.10
Client is obliged to immediately notify ING ComFin of any seizure (whether real or threatening) of Receivables made against the Client. Client is obliged to take all measures at its own expense that are reasonably necessary, or which ING ComFin reasonably deems necessary, to retain ING ComFin’s right of pledge. If so desired, ING ComFin may take these measures itself or have these measures taken and charge the costs in connection therewith to Client.

14.11
Client authorizes ING ComFin to, at all times, contact Debtors directly in so far as ING ComFin considers this necessary to confirm or exercise its rights in respect of the FSA. This authorization confers upon ING ComFin the authority to enter into consultations with Debtors on behalf of Client in respect of any existing assignment or pledge restrictions with regard to Receivables and to agree that these restrictions shall not be applicable to the Receivables.

14.12
On ING ComFin’s first demand, Client is obliged to state on its invoices to Debtors that the Receivables are pledged to ING ComFin. In addition, ING ComFin is authorized, if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions, at all such times, to inform the Debtor of the undisclosed pledge of Receivables, whether or not by means of a bailiff’s notification. ING ComFin may thereby appoint itself as the only party to whom the Debtor can pay the outstanding amount it owes with respect thereto and thus be discharged of its obligations.

14.13
After the Debtor has been given notice of the pledge, if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions, ING ComFin is authorized to the exclusion of Client (who hereby — in so far as necessary — grants ING ComFin for this purpose a power of attorney with the right of substitution), at its sole discretion and expense after timely notifying and in consultation with Client:

(a)	to demand, both in and out court, that the Debtor fulfils its obligations in respect of the Receivables;

(b)	to render the Receivables due for immediate payment, in so far as these are not due for immediate payment and can be rendered due for immediate payment by giving notice;

(c)	to take all necessary (legal) actions for the collection of the Receivables;

(d)
to come to an agreement with a Debtor in and out of court, to grant a Debtor partial or full discharge in respect of the Receivables, to grant an indemnity in respect of the amount payable by the Debtor to ING ComFin;

(e)
to take receipt of all payments made by Debtor in connection with or arising from the Receivables and to use the proceeds of the Receivables to recover all debts due for payment by Client to ING ComFin;

(f)
to deduct all payments received from Debtor by ING ComFin, after the deduction of all costs related to the collection, from, and to set the same off against all that Client owes ING ComFin at that time under this FSA, for whatever reason; and/or

(g)	to proceed to sell Receivables without being obliged to provide to give notice as referred to in Section 249 subsection 1 and Section 252 of Book 3 of the Dutch Civil Code.
14.14
The pledge of Receivables is delivered or shall be delivered together with all dependent rights and accessory rights that are inherent to the Receivables. In the event that the Debtor is in default with regard to its payment obligation or, if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions, ING ComFin is authorized, whether or not in the name of Client, to exercise all accessory rights attached to the Receivable, including the right of pledge or mortgage, rights arising from suretyship, rights following from rights of pledge in respect of moveable property (delivered under the retention of title), privileges, and the authority to communicate to Debtor with regard to the Receivable or the aforementioned rights and to execute existing entitlements to enforcement. On ING ComFin’s first demand, if any of the events occur and are continuing that would result in exigibility as set out in Article 18.1 of the General Terms and Conditions, Client is obliged to immediately hand over all documents and evidence, which are reasonably necessary in connection therewith. In so far as required by law, Client hereby authorizes ING ComFin to exercise the rights referred to above (also on behalf of Client) on the terms and conditions referred to above.

14.15
In the event that foreign law applies to Receivables, the Client hereby undertakes to provide all reasonable cooperation to ensure that these Receivables are transferred by Client to ING ComFin by way of security in accordance with the rules of the applicable law or encumbered by Client for the benefit of ING ComFin in accordance with the rules of the applicable law. Client hereby authorizes ING ComFin to, if necessary, fulfill the conditions required by the applicable foreign laws in order to effect this transfer by way of security or the establishing of security rights. Client hereby declares to provide all reasonable cooperation, on ING ComFin’s first demand, which may be required in order to effect this transfer by way of security or the establishing of security rights in accordance with foreign laws.

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TERMS, FEES, AND OTHER CONDITIONS
Article 15. General
15.1	Commencement date of this FSA: 14-4-2010
15.2
Term: the FSA enters into force on the commencement date set out in Article 15.1 and is entered into for a contract period of 2 years. At the end of this period, or of an extension period, the term of the FSA shall automatically be renewed each time with a period of one year, unless the FSA is terminated by one of the parties thereby taking into account the notice period in Article 15.3 and the provisions referred to in the General Terms and Conditions.

15.3	Notice period: the notice period of the FSA is 90 days.

15.4	[INTENTIONALLY DELETED]
15.5
Credit facility offer letter: all provisions included in the credit facility offer letter of ING ComFin dated October 15, 2009, which has been duly signed by Client remain in force and apply in addition to the FSA. In case of any discrepancy between (i) the General Terms and Conditions the FSA and (ii) the term sheet and/or the credit facility offer letter, the provisions in the General Terms and Conditions and FSA shall prevail.

Advance Financing

15.6	Maximum Advance Financing Percentage	:	85% (excluding Receivables against Debtor Americhem, which Debtor will have — in conformity with the credit limit issued by Graydon — a Maximum Advance Financing of GBP 250,000.-, which Maximum Advance Financing will be reconsidered by ING ComFin in case the Term of Payment of this Debtor mounts up)

15.7	Maximum Advance Financing Amount	:	No limit.

15.8	Maximum Concentration Percentage (expressed in relation to the total of the Outstanding Receivables at any given time)	:	30%

15.9	Maximum Term of Payment	:	90 days (excluding Debtor Diageo, for which Debtor a Maximum Term of Payment of 120 days is applicable)

15.10	Advance Financing Term	:	90 days to be calculated as from the Due Date with a maximum of 180 days after the Invoice Date, unless Client has, within the framework of Assumption of Debtor Risk with ING ComFin or a third party agreed upon or will agree upon a maximum Arrears Period of less than 90 days. If this is the case, than the maximum Arrears Period of less than 90 days will be applicable to the legal relationship with respect to the Receivables.

Debit interest rate

15.11	[INTENTIONALLY DELETED]

15.12	[INTENTIONALLY DELETED]

15.13	EURIBOR / plus a margin	:	1 month rate plus a margin of 2% per year

15.14	[INTENTIONALLY DELETED]

Credit Commission (exempt from Dutch Value Added Tax (BTW)

15.15	Credit Commission	:	1/24% per month

Turnover Commission (excluding Dutch Value Added Tax):

15.16	The Netherlands and countries in the country category ** A, ** B and ** C (which country categories are specified in the Standard Fee Schedule).	:	0.20%

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Arrangement Fee

15.17	Arrangement Fee (excluding Dutch Value Added Tax)	:	EUR 2,500.-
Article 16. Confidentiality
16.
ING ComFin agrees that all non-public information regarding Client, its operations, assets and existing and contemplated business plans shall be treated by ING ComFin in a confidential manner, and shall not be disclosed by ING ComFin to persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to ING ComFin, (ii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iii) as may be agreed to in advance by Client or as requested or required by any governmental authority pursuant to any subpoena or other legal process, (iv) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by ING ComFin) and v) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement.

By signing this agreement, Client declares to have received a copy of the General Terms and Conditions and the Standard Fee Schedule and to agree with the content thereof.
Signed in duplicate on 29-4-2010 at Bunnik, the Netherlands,
CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V.
It’s managing director
A. Bloemendal
/s/ A. Bloemendal
Signed in duplicate on 29 Apr 2010 at Bunnik, the Netherlands,
ING COMMERCIAL FINANCE B.V.
/s/ Kim Muntz           and      /s/ Sandy Brouwer
Annexes:
1.	General Terms and Conditions

2.	Client’s General Terms and Conditions for Debtors

3.	Standard Fee Schedule

4.	Model Specification of Pledged Receivables

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Execution Copy March 23, 2010
GENERAL TERMS AND CONDITIONS GOVERNING FINANCING AND SERVICES
of
ING Commercial Finance B.V.,
established in Amsterdam
and
with place of business in Bunnik

TABLE OF CONTENTS
CONTENTS

1.	Definitions	3
2.	Applicability, amendments, and supplements	5
3.	Conclusion of Agreements	5
4.	Interest, charges and costs	5
5.	Guarantees and letters of credit	6
6.	Payment and credit entries	6
7.	Right of Set off and foreign currency	7
8.	Evidential force of ING ComFin’s records	7
9.	Examination of account documents	7
10.	Security Rights	7
11.	Joint and Several liability	8
12.	Assurances	8
13.	Powers of Attorney	8
14.	Information provided to, or received from, third parties	8
15.	Client’s information obligations	9
16.	Term and (immediate) termination of the Agreement	10
17.	Consequences of the early termination of the Agreement	10
18.	Exigibility (Repayment on demand)	11
19.	No waiver of rights	12
20.	Transfer of Contracts (Assignment)	12
21.	Creditview	12
22.	Personal Data Protection	14
23.	ING ComFin’s duty of due care	14
24.	ING ComFin’s liability	14
25.	Whole agreement, indivisibility, and nullity	15
26.	Notifications, complaints and choice of domicile	15
27.	Applicable law and competent court	15
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

1.	Definitions

1.1
In the General Terms and Conditions, each term defined in the Financing and Service Agreement dated as of 14-4-2010 between ING ComFin and Client shall have the meaning given to such term therein and the following terms shall have the following meaning:

(a)	Accounts Receivable: Receivables accepted by ING ComFin for financing;
(b)
Advance Financing Balance (Saldo Bevoorschotting): the difference, which is evident at any given time, between on the one hand (i) all amounts paid by ING ComFin to Client, or to third parties at Client’s request as Advance Financing under the FSA, plus the accrued interest, charges and costs, in respect thereof, and on the other hand (ii) all amounts received by ING ComFin from Debtors, third parties or otherwise in favour of Client as well as Purchase Prices;

(c)	[Intentionally deleted]
(d)
Affiliate: means any person directly or indirectly controlling or that is controlled by or is under common control with Client, and each officer or director of Client or such person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(e)	Agreement (Overeenkomst): [Intentionally deleted];
(f)	Accepted Receivable (Aanvaarde Vordering): [Intentionally deleted];

(g)	[Intentionally deleted]
(h)
Arrears Period (Achterstalligheidstermijn): the period that is relevant in connection with providing an advance payment for a Receivable and/or the assumption of the Debtor Risk, and that commences on the Due Date and ends at the end of the period stated in the FSA;

(i)	Balance Sheet Total (Balanstotaal): [Intentionally deleted];
(j)	[Intentionally deleted]
(k)	Client (Cliënt): has the meaning given in the FSA;
(l)
Collection Account (Incasso-rekening): every bank account held in ING ComFin’s own name into which bank account the Client’s Debtors must make their payments and over which only ING ComFin is authorized to dispose and the balance of which accrues only to ING ComFin;

(m)
Contract Year (Contractjaar): the period, which commences for the first time on the date stated in the FSA and ends on the same calendar date of the following calendar year, and which, after the end of the first period, commences and ends on the specified consecutive dates in the following calendar years;

(n)	[Intentionally deleted]
(o)	Credit Management (Debiteurenbeheer): the administrative activities in connection with (the status of) Receivables, as further specified in the FSA;
(p)	Credit Margin (Kredietruimte) [Intentionally deleted];
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

(q)	Creditview: the online electronic information and communication system or a replacement system with comparable functionalities, which ING ComFin has made available to Client;
(r)	[Intentionally deleted]
(s)
Debtor (Debiteur): each party in respect on which Client shall have one or several Receivables arising from an agreement that Client has concluded or shall conclude with this party, and/or arising from any other existing or future legal relationship between Client and this party;

(t)	Debtor Portfolio (Debiteurenportefeuille): all Receivables existing at a given point in time;
(u)	[Intentionally deleted]
(v)
Dispute (Dispuut): every potential refusal by a Debtor to (completely) acknowledge a specific Receivable, or to (completely) pay a specific Receivable, for whatever reason, other than because of the Debtor’s inability to pay;

(w)	Due Date (Vervaldatum): the date stated in the invoice before which payment of the Receivable must have taken place;
(x)	[Intentionally deleted]
(y)	[Intentionally deleted]
(z)
EURIBOR (Euro Interbank Offered Rate): the interest percentage for interbank deposits in euros for different terms, determined based on rates provided by a group of European banks, published in Het Financiele Dagblad;.

(aa)	[Intentionally deleted];
(bb)	FSA (BDO): the Financing and Service Agreement (which also constitutes a deed of pledge) dated as of the date hereof concluded between ING ComFin and Client including the appendices thereto;
(cc)	General Terms and Conditions (Algemene Voorwaarden): these General Terms and Conditions governing Financing and Services;
(dd)	ING ComFin: the private company with limited liability ING Commercial Finance B.V., established in Amsterdam with its registered offices in Bunnik;
(ee)	[Intentionally deleted];

(ff)	Invoice Date (Factuurdatum): the date of an invoice in which a Receivable is expressed;

(gg)	[Intentionally deleted]

(hh)	Liability Capital (Aansprakelijk vermogen): [Intentionally deleted];

(ii)	[Intentionally deleted];
(jj)	Maximum Term of Payment (Maximale Betalingstermijn): the maximum term of payment for a Receivable set forth in Article 15.8 of the FSA, calculated as from the Invoice Date, which;
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

(kk)	Client may agree with the Debtor, without further consultation with ING ComFin, in order for such Receivable to be eligible to be an Approved Receivable;
(ll)	Receivable (Vordering): each of Client’s accounts receivables arising from a legal relationship existing at any point in time between Client and Debtor;
(mm)	[Intentionally deleted]
(nn)
Security Agreement (Zekerheidsovereenkomst): each agreement entered into by Client or a third party or unilateral statement issued by virtue of which Client or the third party has provided or shall provide security or other rights to ING ComFin (in whatever form and of whatever nature).

(oo)	Solvability ratio (Solvabiliteitsratio): [Intentionally deleted];
(pp)
Specification of Pledged Receivables (Verpandingsborderel): each document signed by Client, or by ING ComFin on behalf of Client, whereby Client grants the right of (undisclosed) pledge to ING ComFin in respect of Receivables;

(qq)	Standard Fee Schedule (Standaardtarievenlijst): has the meaning given to it in the FSA; and
(rr)
Term of Payment (Betalingstermijn): the term of payment, to be calculated starting from the Invoice Date, which has been agreed between Client and a specific Debtor with regard to a specific Receivable.

(ss)
Sum Outstanding (Obligo): the sum of (i) the balance of the Advance Financing Balance, (ii) the total amount of guarantees (including letters of intent) provided to third parties by ING ComFin at Client’s request, (iii) issued letters of credit, (iv) the amounts outstanding under the agreement on stock financing and financing of acquisition of goods and (v) any fees and expenses then owing under the FSA or the agreement on stock financing and financing of acquisition of goods;

2.	Applicability, amendments, and supplements
2.1
The General Terms and Conditions form part of, and apply to, the FSA and the agreement on stock financing and financing of acquisition of goods. ‘FSA’ should be read as FSA and/or the agreement on stock financing and financing of acquisition of goods.

2.2	The Client’s general terms and conditions are not applicable to the FSA unless ING ComFin has explicitly agreed to the applicability of these terms and conditions in writing.
2.3	In case of any discrepancy between the FSA and the General Terms and Conditions, the provisions in the FSA shall prevail.

3.	Conclusion of Agreements [Intentionally deleted]

4.	Interest, Charges and Costs
4.1
Subject to the relationship between ING ComFin and Client are (i) the specific agreements regarding interest, provisions, and expenses as laid down in the FSA and (ii) the fees as set out in the Standard Fee Schedule attached to the FSA.

4.2	For the purpose of calculating the interest, a month is fixed at the actual number of days and a year at 360 days. The interest shall be charged monthly in arrears.
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4.3	The interest shall be calculated over the Advance Financing Balance. Client shall pay an interest on an annual basis equal to EURIBOR, increased with a margin stated in the FSA.

4.4	[Intentionally deleted]
4.5	The EURIBOR shall be set for each successive agreed period on the last working day preceding this period.
4.6
The Credit Commission pursuant to Article 15.8 of the FSA and attachment 3 to the agreement on stock financing and financing of acquisition of goods shall be calculated monthly in arrears over the highest outstanding Advance Financing Balance in the calendar month in question.

4.7
The turnover commission shall be calculated over the debit turnover invoiced by Client including expenses and turnover tax. In the event that Credit and or the assumption of the Debtor Risk have been agreed, the surcharge for this shall then be included in the turnover commission

4.8
In the event of a material adverse change or if in the reasonable opinion of ING ComFin Client’s credit standing has worsened, ING ComFin may unilaterally announce an increase of Credit Commission mentioned in Clause 15.15 of the FSA and attachment 3 to the agreement on stock financing and financing of acquisition of goods in order to compensate additional collateral monitoring, credit management services and or increased risks. Such announcement shall be made in writing effective within 30 days after the date of the announcement, without application of Clause 17 of the General Terms and Conditions . Within a period of 20 days after the date of the announcement, the Client may give notice to ING ComFin that it does not accept the unilateral increase in which event the Client is obliged to terminate any and all agreements between Client and ING ComFin in accordance with article 4.1 FSA.

4.9	[Intentionally deleted]
4.10	All reasonable and documented out-of-pocket costs, including legal fees, incurred by ING ComFin in connection with the enforcement and exercising of ING ComFin’s rights are for the account of Client.
4.11
Client may not exceed the limit of a Facility without ING ComFin’s prior consent. Where the indebtedness of Client to ING ComFin is greater than the amount available under the Facility, ING ComFin is entitled to charge an addition interest.

4.12
Where the Client has failed to pay any amount due on the agreed maturity date, the Client is in default without prior notice of default required and Client is liable to pay default interest of 2% per annum in excess of the interest rate payable under the FSA on the amount overdue, without prejudice to ING ComFin’s right to demand fulfillment and/or additional compensation for damages. The default interest shall be due and payable and compounded on a daily basis.

4.13
All commissions and costs listed in the FSA or in the Standard Fee Schedule referred to in the FSA do not include any (turnover) tax of levy imposed by applicable law on Client, however referred to, that is due or shall become due in connection with this, unless explicitly stated otherwise.

5.	Guarantees [Intentionally deleted]

6.	Payment and credit entries
6.1	All amounts that Client owes to ING ComFin shall be debited (periodically) to the account of Client.
6.2
All payments by Debtors or amounts otherwise received by ING ComFin in favour of Client are to be setoff in the first place against payments made by ING ComFin for the account of Client under the FSA, secondly against costs, fines or other fees, interest, commission and other charges due from Client under the FSA and subsequently against repayment of the Advance Financing principal and the accrued interest. thereon. The aforementioned costs, fines or other fees, interest, commission and other charges will amount to a maximum of USD 1,000,000.- (one million dollar).

AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

6.3
In the event that ING ComFin still has to receive the counter-value for a credit entry, such as is the case for checks and similar negotiable instruments, the credit entry shall be made subject to the provision that the counter-value will timely and daily come into the possession of ING ComFin. Failing this, ING ComFin shall be entitled to reverse the credit entry until the counter-value is actually received.

7.	Right of Set off and foreign currency
7.1
ING ComFin shall at all times be entitled to set off all debts receivable by ING ComFin from Client, whether or not due and payable and whether or not contingent, against any debts owned by ING ComFin to Client, whether or not due and payable, irrespective of the currency in which such debts are denominated.

7.2	Without ING ComFin’s written consent, Client may not set off its payment obligations to ING ComFin against any claim Client may have against to ING ComFin, for whatever reason.
7.3
Contingent obligations of ING ComFin arising from legal acts performed by ING ComFin for the account of Client (such as issued guarantees, letters of intent, letters of credit, and discounted bills of exchange) form part of the Sum Outstanding and shall be deducted from the Credit Margin.

7.4
The conversion of foreign currency, which has been received by ING ComFin in connection with the payment of Receivables, shall take place at the current prevailing spot exchange rate of the (foreign) currency in question at the time of the conversion. The costs in connection with the conversion shall be charged to Client.

7.5	Debit- and credit positions regarding accounts of different currencies shall not be compensated.
7.6
In the event that, in addition to an account in euros, one or more accounts in foreign currency are kept in ING ComFin’s books to Client’s name ING ComFin shall at any time be authorized to set off credit and debit balances of the accounts with respect to all client numbers kept by ING ComFin for Client, whereby foreign currencies shall be converted into euros.

7.7	ING ComFin shall not be liable for damages incurred by Client due to currency risks.

8.	Evidential force of ING ComFin’s records
8.1
An extract from the records of ING ComFin shall qualify as conclusive evidence vis-à-vis Client and third parties (of the Client’s obligations towards ING ComFin), subject to evidence to the contrary produced by Client.

9.	Examination of account documents
9.1
In the event that ING ComFin finds that it has made a mistake in Creditview, confirmations, account statements, notes, or other information provided to Client, ING ComFin shall be bound to notify Client as soon as possible and to rectify this mistake.

9.2
Client shall be obliged to reasonably promptly check the confirmations, account statements, notes, or other information that it has received, upon receipt. Client shall notify ING ComFin when finding any inaccuracy or incompleteness in the documentation or in Creditview. This notification must be done in writing within three weeks of receipt. If this condition is not met, Client shall be deemed to have accepted and approved the information provided in the documentation or in Creditview.

10.	Security Rights
10.1
ING ComFin shall have a lien from or for the benefit of Client as set forth in the FSA, in the Agreement on stock financing and financing of acquisition of goods and in any other agreement between the Client and ING ComFin.

AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

10.2
Upon demand Client shall provide adequate security or have the security provided for the fulfilment of his existing and future obligations towards ING ComFin. If the security provided is no longer adequate, Client is bound to supplement or replace such security upon demand. Notwithstanding the foregoing, Client may refuse a demand for additional security, upon which demand the Client is obliged to terminate any and all agreements between Client and ING ComFin in accordance with art. 4.1 FSA.

10.3
The security rights, which have been established by Client or on behalf of Client in favour of ING ComFin, serve as security as set forth in the FSA, Agreement on stock financing and financing of acquisition of goods or under any other agreements between Client and ING ComFin. All Security Rights of ING ComFin will always rank in first priority unless explicitly determined otherwise, except as otherwise arising under law.

10.4	[Intentionally deleted]

11.	Joint and several liability [Intentionally deleted]

12.	Assurances
12.1
Client is obliged to insure its business and all assets belonging to the company, in the broadest sense, and to remain insured against the usual risks, as well as to fulfil its obligations with regard to the due payment of insurance premiums and other fees. On ING ComFin’s first demand, Client shall make these insurance policy documents available to ING ComFin for inspection and shall demonstrate, to the satisfaction of ING ComFin, that these payments have been made. ING ComFin confirms it is satisfied with the Client’s insurance arrangements in effect on the date hereof.

12.2
In the event that Client should fail to fulfil any of the obligations specified in the previous paragraph, ING ComFin shall have the right to take out the insurance that it deems necessary, if so desired in its own name, for the account of Client and or to pay the overdue premium in connection with insurance taken out by Client for the account of Client.

12.3
At the request of ING ComFin, Client shall inform the insurance company immediately in writing of any right of pledge of ING ComFin in respect of assets belonging to Client’s company, and have the insurance company record this right of pledge on the policy documents in question and/or to record ING ComFin in the policy as beneficiary (‘loss payee;). Client shall demonstrate that it has fulfilled this obligation on ING ComFin’s first demand. ING ComFin shall have the right, in the event that it deems this necessary, to notify the insurance company itself and to have this recorded on the policy documents.

13.	Powers of Attorney [Intentionally deleted]

14.	Information provided to, or received from, third parties
14.1
ING ComFin may have contact with third parties, such as Client’s Debtor, in connection with the performance of the FSA, subject to the terms and conditions of the FSA. In all these cases, ING ComFin shall be deemed to be acting solely on its own behalf, whether or not as pledgee. As between ING ComFin and Client, Client shall be obliged to fulfill its own contractual obligations in respect of these third parties (also in the event of Credit Management by ING ComFin) and in particular to report losses under the possibly applicable (credit) insurance policies timely and in the correct manner.

14.2	Client hereby gives its permission to ING ComFin to:
(a)	request information about Client from ING Bank N.V. and from legal entities affiliated with ING Bank N.V. and request information about Client and its Debtors from a (re-) insurance company;

(b)	request documents or information from the (former) accountant of Client, which ING ComFin reasonable deems necessary or desirable in connection with exercising its rights arising from the FSA;

(c)	provide information, of whatever nature, about Client (possibly through Creditview) to the following third parties:
•	a credit insurance agency; and

•	a third party, who has granted ING ComFin a security right in respect of a claim, which ING ComFin has in
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

respect of Client;

•	a third party, who has made any statement for the benefit of ING ComFin in connection with the financing of Client;

•	ING Bank N.V. and legal entities affiliated with ING Bank N.V.
15.	Client’s information obligations
15.1
Client undertakes before the signing of an agreement, and subsequently each time on ING ComFin’s first demand, to make a document available to ING ComFin, such as an organization chart, which outlines the structure and the manner in which the legal entity or company is organised (including all (legal) persons and/or companies participating therein or affiliated therewith). Client warrants that the content of such a document is always correct, complete and not misleading and Client shall confirm this by signing and dating this document.

Client shall be obliged to inform ING ComFin immediately in writing in the event any change takes place with regard to the content of the aforementioned document.
15.2
Client shall be obliged, notwithstanding registration in the public registers, to immediately inform ING ComFin in writing of any change in or revocation of the directors’ or any other staff members’ authority to represent Client. A revocation of or a change in the authority to represent Client, shall only apply with regard to ING ComFin after ING ComFin shall have informed Client in writing that it has taken note of the revocation or change.

15.3
Client undertakes with regard to ING ComFin to inform ING ComFin immediately of all facts and/or circumstances, which could have an effect on the fulfilment of Clients obligations arising from the FSA.

15.4
Client shall supply a copy of its annual accounts to ING ComFin at least once a year. This copy must be supplied within one month after the adoption of the annual accounts and no later than within six months of every financial year. In the event that the annual accounts are not available within the aforementioned period, Client shall submit the draft annual accounts to ING ComFin with a statement citing the reason for delay. Client shall send the final annual accounts to ING ComFin as soon as possible after these annual accounts have become available. The annual accounts must include the balance sheet and the profit and loss account with explanatory notes and, insofar as applicable, be accompanied by a management letter and an unqualified audit opinion issued by a chartered accountant (‘RA’) or by an accountant administration consultant (‘AA’).

15.5
When submitting the annual accounts, Client shall certify each time that in all respects material to the FSA: (i) the information referred to in Article 15.4 has been prepared taking into account the applicable rules and general accepted accounting principles in the Netherlands (or another jurisdiction that ING ComFin has agreed to in writing); and (ii) the information provides a true and fair picture of Client’s financial situation and of the companies included in the (consolidated) balance sheet and profit and loss account.

15.6
Client shall be obliged to inform ING ComFin in writing of any changes (and the consequences thereof) in the financial year or changes in the accounting principles, regardless whether or not this is based on regulations applicable to Client. ING ComFin shall then make a proper assessment of the consequences of this change for the financial reporting and in particular any (financial) ratios that have been agreed with Client. As a result of these changes, ING ComFin shall have the right to adjust any (financial) ratios, which have been agreed with Client, and/or to make other adjustments to the FSA.

15.7
ING ComFin shall have the right at all times to request reasonable information from Client or third parties regarding (i) Client’s financial position or (ii) other information which ING ComFin considers relevant in connection with the FSA. Client shall be obliged to promptly respond to a reasonable request to provide further information or to request third parties to cooperate in providing reasonable information as well as providing all further reasonable cooperation desired by ING ComFin to enable ING ComFin to exercise its rights. This includes the obligation to enable ING ComFin to verify the existence and the total amount of

AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

the Receivables as well as the manner in which Client performs the FSA and the agreements entered into with Debtors through reasonable inspection of Client’s records.
16.	Term and (immediate) termination of the FSA
16.1	The commencement date, the term, the notice period and the terms and conditions governing extension of the agreement have been laid down in the FSA.
16.2	Except as agreed otherwise, Client shall only have the right to terminate the FSA in the event and insofar all agreements in force between ING ComFin and Client are also terminated.
16.3
Except as agreed otherwise, each of client and ING ComFin shall only have the right to terminate the FSA, not being the Security Agreement, by registered letter taking into account the notice period set out in article 15.3 of the FSA without prejudice to the provisions referred to in this article 16 of the General Terms and Conditions. Termination shall take effect at the end of such 90 day notice period following delivery of the registered letter.

16.4	[Intentionally deleted]
16.5
Should one of the events occur and be continuing referred to in Article 18.1, ING ComFin shall then have the right, without prejudice to the other rights to which it is entitled by virtue of the FSA and by law, to terminate the FSA by written notice with immediate effect without judicial intervention.

17.	Consequences of the (early) termination of the FSA
17.1	Except as agreed otherwise, the event of termination of the FSA, the Sum Outstanding shall then become immediately due and payable and Client shall immediately repay the Sum Outstanding to ING ComFin.

17.2	[Intentionally deleted]
17.3
After the notice of termination and the termination of the FSA all the provisions of the FSA shall remain in force unimpaired and all security provided for the benefit of ING ComFin shall remain valid until the time that ING ComFin shall have no further claims in respect of the secured obligations, for whatever reason, in respect of Client and ING ComFin shall have informed Client in writing that the security provide has ceased to apply.

17.4
In the event of an early termination of the FSA by Client, Client shall owe the total amount of interest, commission, and expenses to ING ComFin that ING ComFin would have received if the FSA should have continued to exist for the agreed period without early termination taking place. With regard to the FSA, ING ComFin shall make use of the following method for the calculation of the amount due for the remaining contract period:

(a)	the interest and credit commission: based on the average Financing Balance in the previous twelve months or, in the event that the FSA lasted for a shorter period, the term of the FSA;

(b)	the turnover commission: based on the average percentage in the previous twelve months or, in the event that the FSA lasted for a shorter period, the term of the FSA.
17.5	In the event of early termination of the FSA by ING ComFin in accordance with Article 18.1, Client shall owe to ING ComFin:
(a)	the interest, commission, and expenses referred to in Article 17.4;

(b)	the judicial collection costs, which third parties have charged to ING ComFin, also in connection with the enforcement of collateral provided by third parties; and

(c)	in the event of termination on the basis of Article 18.1 (e) and (f), 10% of the Sum Outstanding as compensation for extra-judicial expenses.
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

18.	Exigibility

18.1	The Sum Outstanding shall be immediately due and payable in full without prior notice of default should one of the following events occur (other than with the consent of ING ComFin):
(a)
Client pays dividend or other distributions on shares, and/or co-operates with the abstraction of funds in whatever form in any year, causing the equity capital of the Client to amount to less than 35 % of total assets, based on the information provided to ING ComFin by the Client.

(b)
Client fails to fulfill its repayment, interest or other (material) obligations arising from the FSA, or fails to fulfill these obligations timely or properly, after three business days’ notice from ING ComFin;

(c)	[Intentionally deleted]
(d)	Client fails to fulfill the obligations referred to in Article 15 or any other material obligations after three business days’ notice from ING ComFin;
(e)
Client fails to fulfill an obligation pursuant to any financing or guarantee agreement that it has concluded involving € 50,000 or more with a third party or fails to fulfill this in a timely fashion or fails to fulfill this properly and as a result ING ComFin’s interests have been damaged or could reasonably be expected to be damaged in its reasonable opinion;

(f)
Client ceases to pay its debts, suspends the payment of its debts, acknowledges its inability to pay its debts, enters into negotiations with one or several of its creditors with the objective of the rescheduling of all or a part of its debts, proposes a private settlement or enters into a debt rescheduling arrangement;

(g)
Client files for bankruptcy or a petition has been filed for the Client’s bankruptcy, Client requests a moratorium on payments or the application of a legal debt rescheduling arrangement or an event with a similar effect and with similar consequences takes place in any other jurisdiction;

(h)
a prejudgment attachment or an enforcement attachment is levied on all or an important part of the Client’s property or an important part of its property has been sold, encumbered, expropriated, or lost as a result of which ING ComFin’s interests have been damaged or could reasonably be expected to be damaged;

(i)
Client terminates its professional or business activities or changes these substantially, rents out all or an important part of its assets, merges or decides to merger or splits up or decides to split up or Client is taken over by a third party as a result of which ING ComFin’s interests have been damaged or could reasonably be expected to be damaged in its reasonable opinion;

(j)
A material authorization, license or registration, which is necessary for carrying out Client’s business expires or is refused to Client or revoked, and in each case not replaced, or Client acts in violation of a legal regulation that pertains to carrying out its business or is being prosecuted, in each case except as would not be material to the FSA;

(k)	Client is being dissolved or takes a decision to dissolve, or relocates its registered office to a different country;
(l)
without ING ComFin’s prior written consent, any change takes place in Client’s legal form or in Client’s articles of association, and such a change is of such a nature in the reasonable opinion of ING ComFin that it would not have concluded the FSA under the same terms and conditions;

(l)
without ING ComFin’s prior written consent, Client discharges its shareholders from the obligation to pay up partially paid up shares, Client proceeds to purchase its own shares, to make repayments on shares or to make distributions form its reserves or takes a decision to do so or has the apparent intention to do so;

(m)
a statement or account issued or provided by or on behalf of Client turns out to be incorrect, incomplete, or misleading, or a circumstance, which is of importance to ING ComFin has not been disclosed;

(n)	a security right granted to ING ComFin is invalid, subject to annulment or is not of the required priority, or a pledged security is not provided (timely) or expires prematurely;

(o)	the legal or economic right to a security interest provided is altered or any real right in respect of security provided is established or expires;
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

(p)
one of the circumstances referred to under (c) though (n) occurs with regard to one or several of the (legal) persons or companies that are subsidiaries of Client included in Client’s consolidated balance sheet;

(q)	one of the circumstances referred to under (c) though (n) occurs with regard to one or several of the (legal) persons or companies that are subsidiaries of Client;
(r)	an agreement between ING ComFin and Client is terminated, dissolved, turns out to be invalid or is annulled;
(s)
early repayment is demanded of a loan or credit facility involving €50,000 or more provided to Client by another lender than ING ComFin (including, but not only limited to ING Bank N.V.); and Client is obligated to make such early repayment under the terms of such loan or credit facility;

(t)	[Intentionally deleted]
(u)
the funds made available to Client by ING ComFin are not being used for working capital or any other objective for which they have been explicitly provided, in the opinion of ING ComFin it has been established that that objective is only partial or can be partially realised or Client (also) uses these funds to achieve interest advantages by means of transactions, which cannot be considered to belong to Clients ordinary course of business;

(v)	[Intentionally deleted]
(w)
laws, or the interpretation thereof, have changed materially, or the government or a third party has taken a measure that has a materially adverse effect on the payment obligations of Client, and/or on (the value of) the security provided, under the FSA whereas Client and ING ComFin have not reached a written agreement within a reasonable period, which is to be set by ING ComFin, on the adjustment of the FSA and/or the (extent of the) security.

18.2	Client shall inform ING ComFin immediately in the event that, Client becomes aware that one of the events referred to in Article 18.1 occurs or shall probably occur.
18.3	In the event of a demand of repayment by ING ComFin, ING ComFin shall have the right, without further notification, to proceed with the enforcement of the security provided by or on behalf of Client.

19.	No waiver of rights
19.1	In the event that ING ComFin does not demand prompt fulfillment of an obligation of Client this can never give rise to any entitlement in respect of ING ComFin.

20.	Transfer of Contracts
20.1
ING ComFin may transfer its rights and obligations pursuant to the FSA fully or partially to a third party, which is group related to ING ComFin. Client agrees in advance to cooperate fully with such a transfer. The transfer of a contract takes effect at the time that Client shall have been informed in writing of the transfer of the contract or on a later date stated in the notification. All provisions of this document and the FSA will then apply to the third party. All provisions of this document and the FSA will apply to the third party.

21.	Creditview
21.1	ING ComFin provides information about, among other matters, Receivables and the credit available to Client by means of Creditview under the terms and conditions set out in this article.
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

21.2
In the event that the information in Creditview differs from the information contained in ING ComFin’s records, and/or differs from written notifications to Client, the records and/or written notifications of ING ComFin are decisive and evidence of such is provided by means of an excerpt from or a copy taken from the records of ING ComFin.

21.3
Client shall make use of Creditview where possible, which amongst others means that the information with regard to the Debtor Portfolio shall be provided to ING ComFin through file transfer using Creditview.

21.4
ING ComFin shall make a strictly personal code available to Client at the beginning of the first Contract Year with which Client shall be able to access the information that shall be provided by ING ComFin. Client shall then have the right to change this code independently at any desired time. The Client may not make the code available, in whatever manner, to third parties without ING ComFin’s prior written consent. Client indemnifies ING ComFin for all damage that ING ComFin may suffer as a result of unauthorized use of Client’s code by third parties to which Client has made the code available. ING ComFin shall provide for Client’s access to Creditview. This shall be, in principle, 24 hours a day with the exception of exceptional circumstances. Should, as a consequence of failure or other circumstances of a technical nature or as a result of any measure taken by a third party, ING ComFin not reasonably be able to provide the information referred to in Article 21.1 through Creditview, ING ComFin shall then provide the information referred to in another manner to Client as soon as possible.

21.5
The use of the personal code shall constitute a binding instruction of Client to ING ComFin for instance regarding the transfer of monies to a bank account indicated given by Client or repayment of incorrect payments of Debtors or third parties.

21.6
Each use of the personal code has got the same legal value as a written instruction provided with a (legally) valid signature. Client shall be unconditionally bound in respect of an instruction given that has been signed and sent to ING ComFin by using the personal code. In the event of loss, theft, misuse, or forgery of the personal code, Client shall report this immediately upon discovery to ING ComFin. Client shall confirm the report to ING ComFin in writing stating the date, time, and location of the report. This written confirmation shall be signed by the person or persons, which are authorized to represent Client in accordance with the valid Commercial Register registration. As soon as ING ComFin has received this confirmation, it shall take measures in order to avoid as far as possible the risk for Client of (further) misuse.

21.7
Client shall pay the subscription price in advance in one instalment at the beginning of each calendar year. At the beginning of the first Contract Year, ING ComFin shall invoice Client on a pro rata basis for the remaining calendar months at that time. ING ComFin shall have the right to change the subscription price. The changed subscription price shall apply for the next calendar year.

21.8	ING ComFin shall have the right to terminate the Client’s access to Creditview immediately in the event of termination of the FSA.
21.9
Client shall at all times be responsible for the choice and (physical) security of its software, equipment and telecom facilities and for the availability of information and communication systems, with which Client carries out electronic communication. Client shall take adequate measures to protect this system against viruses and other improper elements.

21.10
Without prejudice to the provisions contained in Article 24, ING ComFin shall not be liable for damage, of whatever nature, which Client may sustain as a result of (except to the extent a result of gross negligence, willful misconduct or fraud on the part of ING ComFin):

(a)	incorrect, not current or complete information in Creditview, unless the damage is caused by
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

intentional act or gross negligence on the part of ING ComFin;
(b)	the use of the code referred to in Article 21.4 by Client or by any third party;
(c)	Creditview not being available at any given point in time;
(d)	the faulty or delayed functioning of Creditview due to (technical) failures such as transmission errors, equipment and system software failures, defects in the equipment and software;
(e)	intentional acts by third parties, such as fraud, illegal use of software, sabotage, theft of data, and operating errors;
(f)
mistakes of third parties due to a network failure, power failure, fire, lightening, substantial water damage, a breakage of a telephone cable, and more in general causes that are not related to the reasonable due care which ING ComFin must provide; and

(g)	the failure or faulty functioning of the security of the software and equipment with which Client communicates electronically.
22.	Personal Data Protection / details
22.1
Client warrants ING ComFin that all legal regulations with respect to processing data, especially the legal regulations with respect to the protection of personal data, are exactly met and complied with.

22.2	Client warrants that the information contained in the Certificate shall always be correct and complete. Client should act with due care when making use of its certificate.
22.3
Client warrants ING ComFin against claims by third parties due to violation of legislation and issuing of rules within the area of the protection of personal data with respect to the by client to ING ComFin issued personal data.

23.	ING ComFin’s duty of due care
23.1	ING ComFin must exercise due care when providing services. ING ComFin shall thereby take Client’s interests into account to the best of its ability.
23.2
ING ComFin shall be authorized to make use of the services of third parties as well as to give Client’s property and/or valuable documents to a third party for safekeeping in the name of ING ComFin in connection with carrying out Client’s instructions and in connection with the performance of agreements with Client. ING ComFin shall exercise due care in selecting third parties as contracted party.

24.	ING ComFin’s liability
24.1
ING ComFin shall not be liable for any damages sustained or to be sustained by Client as a result of the performance of the FSA, unless ING ComFin shall have failed to fulfill its obligation to Client or to the extent resulting from ING Com Fin’s gross negligence, willful misconduct or fraud. ING ComFin shall not be required to pay any compensation or recompense to Client in respect of lost profits for whatever reason, unless these lost profits are due to the ING ComFin’s gross negligence, willful misconduct or fraud.

24.2
ING ComFin shall not be liable for any damages sustained or to be sustained by Client as a result of any contact between ING ComFin and Debtors or any notification made by ING ComFin to Debtors in connection with its rights pursuant to the FSA and any aforementioned act by ING ComFin as such cannot be qualified as an intentional act or gross negligence on the part of ING ComFin.

24.3	ING ComFin shall only bear the risk of Receivables remaining unpaid, in accordance with the terms and conditions stipulated in the FSA.
24.4
ING ComFin shall not be liable for any damages sustained by Client as a result of a successful appeal by third parties in connection with the conclusion, validity, content, meaning of Security Agreements concluded between ING ComFin and these third parties. ING ComFin shall not warrant the validity, content or economic value of Security Agreements to Client, in particular not in the event that the laws of another country than the Netherlands are applicable to these Security Agreements.

AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

24.5
Client indemnifies ING ComFin against all claims of third parties in connection with products that ING ComFin shall have made available to Client or activities performed and/or services provided, unless it shall be established at law that these claims are an immediate result of gross negligence or intentional act on the part of ING ComFin and Client also demonstrates that no blame whatsoever lies with it in connection with this matter.

25.	Whole agreement, indivisibility and nullity
25.1
Amendments and/or supplements to the FSA or provisions that depart from these General Terms and Conditions may only be agreed between ING ComFin and Client in writing and shall only be binding after they have been laid down in writing.

25.2
In the event that any provision in the FSA is invalid or cannot be performed in the opinion of the competent court, the other provisions in the FSA shall remain in force unimpaired and shall be interpreted by ING ComFin and Client in a manner that complies with the intentions of ING ComFin and Client as closely as possible.

26.	Notifications, complaints, and choice of domicile
26.1
All notifications and announcements that ING ComFin and Client shall make to each other in connection with an agreement must be addressed to the most recent address with has been provided in writing by ING ComFin and Client. Notifications and announcement may also be made by fax or e-mail using the fax number and the e-mail address provided by ING ComFin and by Client.

26.2	A complaints procedure is effective with ING ComFin. Complaints can be lodged in writing to the management of ING ComFin.

27.	Applicable law and competent court
27.1	The relationship between Client and ING ComFin shall be governed by the laws of the Netherlands.
27.2	Disputes between ING ComFin and Client shall be brought before the competent court in Amsterdam unless laws or international treaties require otherwise.
* * *
ING Commercial Finance B.V.
Commercial Register file number 30201094
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

April 1994
Ref: Constar International Holland BV
ABBREVIATED GENERAL
CONDITIONS OF SUPPLY FOR THE
INJECTION MOULDING COMPANIES
SECTION
OF THE DUTCH FEDERATION
FOR PLASTICS
1.
With the exclusion of the conditions of supply of our contract partners, unless expressly agreed otherwise by us in writing, the General Conditions of Supply for the Injection Molding Section of the Dutch Federation for Plastics shall apply to all our agreements, both this abbreviated form and the full version, which have been deposited for inspection with the District Court of the Hague since 30 July 1986 under No. 111/1986. This is the abbreviated version.

2.	All our drawings, models and samples shall remain our property and may not be duplicated

3.	All our prices shall apply for supply from our warehouse or factory and shall be calculated with reservation of price revision for reasons over which we have no control.

4.	Contracts and/or orders shall only be binding when they have been accepted by us in writing. We may use third parties for the execution.

5.	The client is liable for all additional costs caused by intervening modifications and/or cancellation of the order.

6.
The dies, moulds, auxiliary equipment etc. manufactured by us on our instructions, shall be kept by us and do not have to be returned for 2 years from delivery and/or payment of the last order for products manufactured with it.

7.	Only after written approval of our test series product by the clients shall actual execution of the order be carried out.

8.	We reserve the right to have interim security provided in advance by the buyer and/or client for the payment of the agreed price.

9.
The goods supplied shall remain our property until all our claims on the client have been paid in full and shall be for the account and for the risk of the buyer/client from the time they leave our warehouse or factory.

10.
Payment must be made according to the terms agreed upon without any deduction or retention for set-off, in the absence of which the client shall be in default without any further notification and liable for all judicial and extra-judicial costs of collection. He shall owe late interest of a minimum of 1% per month.

11.	We shall not be liable other than by our gross fault or negligence for costs, damage and/or interest, direct or indirect, caused by:
•	the goods, products, models, sketches, dies supplied by us

•	acts or negligence on our part

•	advice as well as inaccuracies in data given to us

•	third party claims

•	deviations of up to 10% in the under- or overmeasure of the quality of goods supplied

•	loss or damage of materials made available

•	exceeding the delivery date

•	cancellation or postponement on our part

•	because of force majeure or non- executability of the order

•	complaints regarding goods supplied made later than 8 days after receipt of the goods
12.	Dutch law shall apply to this agreement.

All disputes arising herefrom shall only be decided by arbitration, the pronouncement of which shall be binding for parties, and after which no higher appeal shall be possible.

ING COMMERCIAL FINANCE B.V. (“ING ComFin”)
STANDARD FEE SCHEDULE
The fees below are part of and applicable to all Agreements with ING ComFin. ING ComFin charges these standard fees, insofar as applicable, unless expressly stated otherwise in an Agreement. These fees apply as of 1 January 2006 and may be changed by ING ComFin from time to time. This Standard Fee Schedule is subject to ING ComFin’s General Terms and Conditions governing Financing and Services (“the General Terms and Conditions”). Phrases that are capitalised in this overview have the meaning as described under “Definitions” in the General Terms and Conditions. For further information about the fees below, please refer to the applicable Security Funding and Services Agreement as well (the Bevoorschottings- en Dienstverleningsovereenkomst: BDO). All fees are exclusive of VAT, insofar as VAT is due.
SURCHARGE ON TURNOVER COMMISSION

1.	Surcharge on turnover commission for Full Factoring and/or Intercredit I	: 0.05%
	Surcharge on turnover commission for Intercredit II and/or Intercredit III and/or confidential arrangement	: EUR 125 per month
This surcharge becomes due if data are not sent fully electronically.

2.	Surcharge for name, address and domicile details	: EUR 0.50 per month per Debtor
This surcharge becomes due for the administration of name, address and and domicile details per Debtor, with a permitted exemption of 100 sets of details per EUR 50,000 in (average) turnover per month.

3.	Correction surcharge, due for correction on delivered data.	: EUR 1

4.	Recalculation of turnover commission based on the risk realisation ratio, if Debtor Risk is assumed:

risk realisation ratio:	set-off:
0 – 20%	- 10%
20 – 40%	+ 0%
40 – 60%	+ 10%
60 – 80%	+ 20%
> 80%	+ 30%
GUARANTEE and LETTER OF CREDIT

5.	Administration fees per guarantee / letter of credit (one-time)	: EUR 150

6.	Administration fees per extension of a guarantee	: EUR 75

7.	Commission on guarantees	: 2%

8.	Commission on letter of intent	: 2%

9.	Commission on letters of credit	: 2%

10.	Country regions

Country region A:	Belgium, Germany, Luxemburg, France, Great Britain, Ireland, Austria, Switzerland
Country region B:	Sweden, Norway, Finland, Denmark, Iceland, Spain, Italy, Portugal, Czech Republic, Slovakia, Poland, Greece, Hungary, Romania, Canada, United States of America
Country region C:	other countries
CREDIT LIMITS

11.	Information fees per Credit Limit application
	- for Debtors established in the Netherlands	: EUR 15
	- for Debtors established in a region A country	: EUR 20
	- for Debtors established in a region B country	: EUR 35
	- for Debtors established in a region C country	: EUR 75

12.	Renewal fees per Credit Limit per year
	- for Debtors established in the Netherlands	: EUR 15
	- for Debtors established in a region A country	: EUR 20
	- for Debtors established in a region B country	: EUR 35
	- for Debtors established in a region C country	: EUR 75

210/Standard Fee Schedule/version 3/2009	Initials:
ING Commercial Finance B .V., Trade Register no. 30201094 Utrecht

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The renewal fees are charged at the end of each Contract Year.
ADVISORY LIMITS

13.	Information fees per Advisory Limit:
	- for Debtors established in the Netherlands	: EUR 25
	- for Debtors established in a region A country	: EUR 40
	- for Debtors established in a region B country	: EUR 75
	- for Debtors established in a region C country	: EUR 100
LEGAL COLLECTION CHARGES

14.	Claim Filing fees per Debtor	: EUR 75

15.	Commission/success fee due in cases that do not include assumption of Debtor Risk

for Claims up to	EUR 3,000	: 15%
for excess amounts up to	EUR 6,000	: 10%
for excess amounts up to	EUR 15,000	: 8%
for excess amounts up to	EUR 60,000	: 5%
for excess amounts over	EUR 60,000	: 3%
OTHER FEES and SURCHARGES

16.	Registration fees Specification of pledged and/or assigned Receivables	: EUR 4 per delivery date

17.	Processing days for incoming- and outgoing money transfer:
	Incoming flows of money via ING Bank N.V.	: 1 day
	Incoming flows of money via other banks	: 2 days
	Outgoing flows of money	: 1 day

18.	Fees for keeping additional account records (per client number)	: EUR 150 per year

19.	Subscription fees Creditview	: EUR 300 per year

20.	Administration fees for preparation of Agreements, including Security Agreements, insofar as prepared in connection with the renewal or revision of Agreements	: EUR 175 per deed

21.	Fees for issuance of bank statement at Client’s request	: EUR 150 per statement

22.	Fees of legal advice to, or legal activities for the benefit of, ING ComFin, by in-house lawyers, such after prior consultation with Client	: EUR 250 per hour
	Costs of external experts engaged by ING ComFin, such as attorneys, accountants, appraisers, interim managers and other consultants	: passed on

23.	Commissions and costs charged by banks (including ING Bank N.V.) for payment services between ING ComFin, Client and/or Debtors	: passed on

24.	Costs of registration and/or execution of notarial documents	: passed on

25.	Overdraft commission:
1% per quarter, calculated on the highest amount of the overdraft of a Facility limit in that quarter.

26.	Interest for late payment:
3% per month, calculated on the amount not paid on time, where a new calender month is calculated as a full month.
210/Standard Fee Schedule/version 3/2009

2

To:
ING Commercial Finance B.V. (CoC 30201094)	ING Bank N.V. (CoC 33031431)
P.O. Box 3030	C/o: P.O. Box 3030
3980 DJ Bunnik, the Netherlands	3980 DJ Bunnik, the Netherlands
Dear Sir, Madam,
For the implementation of and in addition to the agreement(s) concluded between us and ING Commercial Finance B.V. and/or its legal predecessor (hereinafter: ‘ING ComFin’) as well as the agreement(s) concluded between us and ING Bank N.V. (hereinafter: ‘ING’), we hereby declare that we give in first pledge to ING ComFin and in second pledge to ING:
(a) the claims we have against the debtors designated in the annex to this instrument;
(b) the other existing and/or future claims we have or will have against the debtors referred to under (a) pursuant to any legal relationships with such debtors existing at the time of the registration of this instrument;
(c) all existing and/or future claims against parties other than the debtors referred to under (a), including group companies, as well as against ING ComFin and ING, pursuant to any legal relationships existing at the time of registration;
(d) all movables supplied by us to the debtors referred to under (a) and (c) subject to retention of title.
We declare that we will provide further data from our records upon first request (including copies of relevant documents, such as invoices, debtor summaries, underlying contracts, and the like) in order to give ING ComFin and ING the opportunity to further determine the nature and scope of these claims and goods.
The following applies to this pledge, in addition to the provisions included in the agreement(s) referred to above:
1. Each pledge shall be effected with all ancillary rights associated with the claims and goods.
2. In so far as a claim against a debtor consists of several balanced or totalised claims, each such claim shall be deemed to have been pledged separately to ING ComFin and ING.
3. We acknowledge that these pledges have been accepted by ING ComFin and ING by the mere receipt by ING ComFin of this statement.
4. We declare that we are authorized to effect these pledges, as well as that these claims and goods have not already been alienated to a third party and/or have been encumbered in favour of a third party with any restricted right, including a right of pledge.
5. We declare that we will inform ING ComFin immediately of any counterclaim by one of the debtors and/or any agreement with one of the debtors which may affect the amount or indebtedness of the claims or the exigibility of the goods.
6. Insofar as required, we hereby grant ING ComFin and ING irrevocable and unconditional power of attorney to complete the present pledges (in first pledge to ING ComFin and in second pledge to ING) also on behalf of us, as the pledgor, by registering this instrument. Furthermore, in addition to the present pledges, we hereby grant ING ComFin and ING irrevocable and unconditional power of attorney to give in first pledge to ING ComFin and in second pledge to ING at any time in the future on behalf of us, as the pledgor, by notarial or private, registered instrument, all our existing and future claims pursuant to all legal relationships existing between us and third parties at that time (at the time of executing such notarial deed or registering such private instrument) and all goods supplied to such third parties under the same conditions as the ones referred to in this statement. These powers of attorney comprise the authority to perform all acts on our behalf which are required to have notarial pledge instruments executed or to register pledge instruments with the Tax Authorities, and are granted with the power of substitution and with our approval to also act as attorney-in-fact on our behalf as your counterparty.
Statement/Version 1/2007

1

To:
ING Commercial Finance B.V. (CoC 30201094)	ING Bank N.V. (CoC 33031431)
P.O. Box 3030	C/o: P.O. Box 3030
3980 DJ Bunnik, the Netherlands	3980 DJ Bunnik, the Netherlands
7. Insofar as receipts, bills of exchange, cheques or other endorsable negotiable instruments have been written out or issued in respect of pledged claims, we are obliged to make them available to ING ComFin.
8. Insofar as we are not obliged to pledge under the aforementioned agreement(s), this statement serves as a supplement to this/these agreement(s), as an entry voucher for your records and - insofar as agreed — as an order for the collection of the claims pledged.
9. The provisions included in this deed with regard to ING are only valid if and insofar as we have an obligation to ING to create a (second) pledge of claims.
In the agreement(s) signed with ING ComFin, we have given ING ComFin irrevocable and unconditional power of attorney to sign documents, including this instrument, on our behalf. We are aware that ING ComFin has a power of attorney to act and sign on ING’s behalf. We are aware that, unless agreed otherwise, ING ComFin’s Standard Price List and its General Terms and Conditions on Financing and Services are applicable to the agreement signed with ING ComFin.

Signature and company stamp
Version 2007/1/NL
(to be completed by ING ComFin)
Signed

Today

in Bunnik, the Netherlands, by the pledgor, represented in this matter by ING ComFin as contractually authorized attorney-in-fact of the pledgor:
Signature and company stamp

Version 2007//NL
Statement/Version 1/2007

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